Exhibit (h)(4)(ii)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Notification of Undertaking to Reimburse

Selected Fund Expenses

NOTIFICATION made as of January 3, 2016, by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Adviser”), to GMO SERIES TRUST, a Massachusetts business trust (the “Trust”), with respect to GMO SGM MAJOR MARKETS SERIES FUND (the “Fund”), a series of the Trust.

WHEREAS, pursuant to an Amended and Restated Administration Agreement between the Trust and the Adviser, the Adviser has agreed to bear the expenses of certain services provided to the Fund;

WHEREAS, the Advisor wishes to reduce or eliminate certain costs otherwise borne by shareholders of the Fund and to enhance the returns generated by shareholders of the Fund.

NOW, THEREFORE, the Adviser hereby notifies the Trust that the Adviser shall reimburse the Fund for state registration fees to the extent that they are borne by the Fund through January 3, 2017 (and any subsequent periods as may be designated by the Adviser by notice to the Trust).

In providing this Notification, the Adviser understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of the Fund’s or each class’s net asset value.

Please be advised that all previous notifications by the Adviser with respect to fee waivers and/or expense limitations regarding the Fund shall hereafter be null and void and of no further force and effect.

IN WITNESS WHEREOF, the Adviser has executed this Notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	General Counsel
Reviewed by:	DYC

This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.